ASSET PURCHASE AGREEMENT

                           dated as of April 15, 1999

                                     between

                                  PEARSON INC.

                                       and

                             JOHN WILEY & SONS, INC.

                                                                         [Wiley]
                                TABLE OF CONTENTS
                                                                            Page
ARTICLE I           SALE OF ASSETS AND ASSUMPTION OF LIABILITIES...............1
         Section 1.1       Sale of Purchased Assets............................1
         Section 1.2       Assumption of Liabilities...........................4

ARTICLE II          PURCHASE PRICE.............................................4
         Section 2.1       Purchase Price......................................4
         Section 2.2       Allocation..........................................5

ARTICLE III         CLOSING....................................................6
         Section 3.1       Time and Place......................................6
         Section 3.2       Deliveries by Pearson...............................6
         Section 3.3       Deliveries by Buyer.................................6
         Section 3.4       Conditions to Closing...............................7

ARTICLE IV          REPRESENTATIONS AND WARRANTIES OF PEARSON..................7
         Section 4.1       Due Incorporation and Qualification.................7
         Section 4.2       Authority to Execute and Perform Agreements.........7
         Section 4.3       Advances............................................9
         Section 4.4       Title and Liens.....................................9
         Section 4.5       Brokers'or Finders'Fee..............................9
         Section 4.6       Agreements and Contracts............................9
         Section 4.7       Consents and Approvals.............................10
         Section 4.8       Inventory..........................................10
         Section 4.9       Litigation.........................................11
         Section 4.10      Copyrights and Trademarks..........................11
         Section 4.11      No Infringement....................................11
         Section 4.12      Compliance.........................................11
         Section 4.13      Sales Information..................................11
         Section 4.14      Environmental......................................11
         Section 4.15      Exclusivity of Representations.....................12

ARTICLE V           REPRESENTATIONS AND WARRANTIES OF BUYER...................12
         Section 5.1       Incorporation and Authority of the Buyer...........12
         Section 5.2       No Conflict........................................12
         Section 5.3       Consents and Approvals.............................13
         Section 5.4       Absence of Litigation..............................13
         Section 5.5       Financial Ability..................................13
         Section 5.6       Brokers............................................13

ARTICLE VI          COVENANTS AND AGREEMENTS..................................13
         Section 6.1       Access to Information and Materials................14
         Section 6.2       Conduct of Business................................14
         Section 6.3       Inventory; Manufacturing Materials.................14
         Section 6.4       Expenses of Sale...................................15
         Section 6.5       Orders.............................................15
         Section 6.6       Returns............................................15
         Section 6.7       Deliveries.........................................16
         Section 6.8       Post-Closing Sales.................................17
         Section 6.9       Certain Expenses...................................17
         Section 6.10      Payment of Transfer Taxes..........................17
         Section 6.11      Employees..........................................17
         Section 6.12      Work-in-Process....................................18
         Section 6.13      Distribution Rights................................18
         Section 6.14      Regulatory and Other Authorizations; Consents......18
         Section 6.15      Further Assurances.................................19
         Section 6.16      Closing Agreements.................................20

ARTICLE VII         LICENSES BETWEEN PEARSON AND BUYER........................20
         Section 7.1       Trademark Licenses.................................20
         Section 7.2       Artwork, Etc.......................................21
         Section 7.3       Websites and Other Media...........................21

ARTICLE VIII        CONFIDENTIALITY...........................................22
         Section 8.1       Confidentiality....................................22

ARTICLE IX          TERMINATION, AMENDMENT AND WAIVER.........................23
         Section 9.1       Termination........................................23
         Section 9.2       Effect of Termination..............................24
         Section 9.3       Waiver.............................................24

ARTICLE X           INDEMNIFICATION...........................................24
         Section 10.1      Indemnification by the Buyer.......................24
         Section 10.2      Indemnification by Pearson.........................25
         Section 10.3      Notification of Claims.............................26
         Section 10.4      Exclusive Remedies.................................26
         Section 10.5      Certain Adjustments................................27

ARTICLE XI          GENERAL PROVISIONS........................................27
         Section 11.1      Survival of Representations, Warranties, Covenants
                               and Agreements.................................27
         Section 11.2      Certain Defined Terms..............................28

ARTICLE XII         MISCELLANEOUS.............................................30
         Section 12.1      Notices............................................30
         Section 12.2      Announcements......................................31
         Section 12.3      Successors and Assigns.............................31
         Section 12.4      Amendment, Modification or Waiver..................31
         Section 12.5      Entire Agreement...................................31
         Section 12.6      Headings...........................................31
         Section 12.7      No Third-Party Beneficiaries.......................31
         Section 12.8      Sections and Schedules.............................32
         Section 12.9      Governing Law; Submission to Jurisdiction,
                               Waivers........................................32
         Section 12.10     No Presumption.....................................32
         Section 12.11     Severability.......................................33
         Section 12.12     Counterparts.......................................33

EXHIBITS

Exhibit A           Bills of Sale
Exhibit B           Assignment and Assumption Agreements
Exhibit C           Trademark License Agreements
Exhibit D           Trademark Sublicense Agreement
Exhibit E           Assignment of Copyright
Exhibit F           Production Services Agreement

SCHEDULES

Schedule 1.1(a)       List of Texts
Schedule 1.1(b)       List of ISBN Numbers
Schedule 2.2          Allocation of Purchase Price
Schedule 2.3(b)       Purchase Price Adjustments
Schedule 4.3          Advances
Schedule 4.6          Agreements and Contracts
Schedule 4.8          Inventory (post closing)
Schedule 4.9          Litigation
Schedule 4.11         Infringements
Schedule 4.13         Historical Sales Information
Schedule 6.2(a)       1999 Bound Book Dates
Schedule 6.12         Vendors
Schedule 6.14(b)      Consents
Schedule 7.2(a)       Shared Artwork
Schedule 7.2(b)       Shared Content from Titles

                            ASSET PURCHASE AGREEMENT


         Asset Purchase Agreement, dated as of April 15, 1999 by and between John Wiley & Sons, Inc., a New York corporation ("Buyer"), and Pearson Inc., a Delaware corporation ("Pearson"). Capitalized terms, unless otherwise defined in the context of their first use, shall have the meanings given in Section 11.2.

         WHEREAS, Pearson desires to cause certain of its affiliates (each a "Seller") to sell to Buyer certain of the assets, properties and rights owned by such Seller and used by such Seller exclusively in connection with the Titles (as such term is defined in Section 1.1 below); and

         WHEREAS, Buyer desires to purchase such assets, properties and rights and is willing to assume those certain liabilities with respect thereto as hereinafter defined, all upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I
                  SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

         Section I.1 Sale of Purchased Assets. Subject to the terms and conditions hereinafter stated, Pearson hereby agrees to cause each Seller to sell, assign, transfer and deliver to Buyer and Buyer hereby agrees to purchase and accept from each Seller, effective as of the Closing Date (as such term is defined in Section 3.1 below), all right, title and interest of such Seller in and to the Purchased Assets; provided, however, that all Purchased Assets relating to any Title that is a Retained Title (as defined in Section 11.2) at the Closing Date shall be sold, assigned and transferred to Buyer only if that Title ceases to be a Retained Title on or prior to the Outside Consent Date (as defined in Section 11.2) and shall be sold, assigned and transferred to Buyer promptly following the time the corresponding Title ceases to be a Retained Title. All Purchased Assets relating to any Title that is a Retained Title after the Outside Consent Date shall be retained by the corresponding Seller and shall not be sold to Buyer pursuant to this Agreement. For all purposes of this Agreement, "Purchased Assets" means all of the following items owned by a Seller and used by such Seller exclusively in connection with the Titles, in each case as in effect on the Closing Date:

               (a) all licenses, permits and authorizations issued by any governmental or private organization solely related to the Titles;

               (b) all contracts, teaming arrangements, agreements, leases, commitments and understandings and their associated intangible rights solely related to the Titles, including, but not limited to, author, editor, contributor and work-made-for-hire agreements, software development agreements, software licenses, author permissions and other similar agreements, agreements with purchasers, distribution agreements solely related to the Titles, and vendor or supply agreements or other agreements solely related to the Titles (collectively, the "Assigned Contracts");

               (c) all original and digital artwork, film plates, film, camera-ready copy, master tapes, CD-ROM masters, source code, object code, documentation and other reproductive materials solely related to the Titles, including, but not limited to, all manuscripts and illustrations and any other content and any revisions or revision plans thereof in print or digital form;

               (d) all sales support and promotional materials, advertising materials and production, sales and marketing files (whether in print or electronic media), in each case solely related to the Titles;

               (e) all existing customer lists and credit records, adoption lists or similar records of all sales and potential sales of the Titles, and all other records maintained solely in connection with the Titles;

               (f) all intangible assets solely related to the Titles, including, but not limited to, all patents, copyrights and trademarks (registered and unregistered) and any registrations therefor, other than the Pearson Trademarks (as such term is defined in Section 7.1(b) hereof), common law trademark rights, licenses and sublicenses, contract rights, intellectual property, maskwork rights, technical information, know how, trade secrets, drawings, blueprints, designs, design protocols, specifications for materials, quality assurance and control procedures, design tools and all manuals and technical information, in each case solely related to the Titles and provided to employees, customers, suppliers, agents or licensees but not, in any event, any corporate trademarks or trade names of such Seller, Pearson, Pearson plc, Viacom or any of their respective affiliates;

               (g) all manuscripts and electronic files in such Seller's possession or control solely relating to the Titles, specifically excluding, however, the computer hardware or other equipment on which such files reside;

               (h) all prepaid expenses and author advances paid by such Seller prior to the Closing Date in respect of the Titles;

               (i) the entire inventory of the Titles, including, but not limited to, all assembled and salable inventory of the Titles, all free-with-order and sample materials, all materials and supplies, and all work in process solely relating to the Titles and owned by such Seller and its Affiliates as of the Closing Date (collectively, the "Inventory");

               (j) all research data concerning historic and current research and development efforts solely related to the Titles;

               (k) all editorial, sales, promotion, royalty, manufacturing, production and permissions and rights files and records and other files and records to the extent relating specifically to any of the Titles, whether in print or electronic media;

               (l) all of the right, title and interest in any license, sub-license, subsidiary rights and translation rights agreements solely relating to the Titles and which are owned by the respective Sellers owning the United States English language rights to the Titles, including, without limitation, all compensation for subsidiary rights payable to such Sellers after the Closing Date; and

               (m) any other assets, properties and/or rights of any Seller solely related to the Titles.

     For purposes of this Agreement, "Titles" means (i) all of the textbooks identified in Schedule 1.1(a) attached hereto (the "Texts") and (ii) all items constituting ancillary materials that are owned and sold by a Seller exclusively in connection with one or more Texts (the "Ancillaries"); provided, that the terms "Title", "Text" and "Ancillary" shall not include any items that are Retained Titles after the Outside Consent Date. Schedule 1.1(b) attached hereto contains a list of ISBN numbers for all of the Titles.

     Notwithstanding the foregoing, to the extent that any of the Purchased Assets is not assignable without the consent, waiver or approval of another Person, this Agreement shall not constitute an assignment or an attempted assignment of such Purchased Asset if such assignment or attempted assignment would constitute a breach with respect to such Purchased Asset. Pearson shall use commercially reasonable efforts to obtain such consents as contemplated by
Section 6.14(b) hereof and Buyer shall cooperate with and assist Pearson to this end. If any such consent, waiver or approval shall not be obtained, Pearson shall cause the relevant Seller to cooperate with Buyer in any reasonable arrangement designed to provide for the Buyer the benefits intended to be assigned to the Buyer under the relevant Purchased Asset including, in the case of any Assigned Contract, enforcement at the cost and for the account of the Buyer of any and all rights of any Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise; provided, that Buyer shall undertake to pay or satisfy the corresponding liabilities with respect to such Purchased Asset for the enjoyment of such benefit to such Purchased Asset to the extent that Buyer would have been responsible for such liabilities hereunder if such consent, waiver or approval had been obtained. Notwithstanding the foregoing provisions of this paragraph, the parties agree that from and after the Closing, the Purchased Assets relating to each Retained Title shall be held by its respective Seller and shall continue to be operated by such Seller (unless or until transferred to Buyer pursuant to the next succeeding sentence) and such operation will be (i) for the benefit of the Buyer if such Title ceases to be a Retained Title on or prior to the Outside Consent Date, or (ii) for the benefit of Pearson, if such Title is still a Retained Title after the Outside Consent Date. If such Title ceases to be a Retained Title on or prior to the Outside Consent Date, then promptly after such cessation, but in any event by the Final Transfer Date (as defined in Section 11.2), the parties will execute and deliver documents of conveyance, assignment and assumption corresponding to those specified in Section 3.2 and 3.3 hereof with respect to all Purchased Assets relating to those Titles which have ceased to be Retained Titles on or prior to the Outside Consent Date.

     Section I.2 Assumption of Liabilities. Buyer hereby assumes and agrees to pay, discharge, perform, or otherwise satisfy in due course in accordance with their respective terms all of the following: (a) all liabilities and obligations of any Seller, Pearson, Viacom or any of their respective Affiliates for all royalties due authors and other proprietors under the Assigned Contracts and applicable to shipments made on or after the Closing Date and all other obligations under such contracts arising on or after the Closing Date, and (b) all liabilities and obligations of any Seller, Pearson, Viacom or any of their respective Affiliates with respect to all other Purchased Assets (including, without limitation, development, production and manufacturing costs and costs of services and materials) arising on or after the Closing Date. Notwithstanding the foregoing, it is understood that Sellers shall be liable to the providers thereof for all services actually performed and for all deliveries of materials and Inventory for the Titles actually received, in each case prior to the Closing Date and that Buyer shall be liable to the providers thereof for all services actually performed and for all deliveries of materials and Inventory for the Titles actually received, in each case on or after the Closing Date. For the avoidance of doubt, where production materials are produced pursuant to a third party production agreement and the resulting materials are delivered on or after the Closing Date, the Sellers shall remain liable for the underlying services performed prior to the Closing Date and the Buyer shall be liable for the underlying services performed on or after the Closing Date. Except as expressly set forth in this Section 1.2, Buyer shall not assume, or in any way be responsible for: (i) any liabilities or obligations of Pearson, Viacom, any Seller or any of their respective Affiliates under any Assigned Contract that
(1) is not listed on Schedule 4.6 and should have been so listed pursuant to the terms of Section 4.6, or is not a permission, and (2) requires payments by Buyer in any given year in excess of $5,000 and cannot be cancelled by Buyer without penalty or further payment; or (ii) any liability or obligation arising out of a breach or default by a Seller, Viacom, Pearson or any of their respective Affiliates under any Assigned Contract that arises prior to the Closing Date; or
(iii) any liability or obligation relating to any Retained Title that does not cease to be a Retained Title on or prior to the Outside Consent Date.


                                   ARTICLE II
                                 PURCHASE PRICE

     Section II.1 Purchase Price. Buyer shall pay Pearson and Pearson shall accept on behalf of each Seller in full payment for the Purchased Assets, at the Closing (as such term is defined in Section 3.1 below) an aggregate purchase price (the "Purchase Price") of $59,300,000, to be paid by Buyer at the Closing by means of a wire transfer of immediately available funds to one or more accounts, which account or accounts shall be designated by Pearson to Buyer at least one Business Day prior to the Closing Date.

     Section II.2 Allocation. Schedule 2.2 attached hereto contains an allocation of the Purchase Price to the Purchased Assets for use by the Buyer, Pearson and the Sellers in accordance with all applicable laws and regulations. Such allocation shall be subject to adjustment as provided in Section 2.3 below.

     Section II.3 Adjustments to Purchase Price. (a) Promptly following Buyer's receipt of Schedule 4.8, Buyer and Pearson will verify the quantity of Inventory
(i) shipped to Buyer and (ii) held by third parties. If the value of the Inventory is less than the Inventory Target Amount, then the Purchase Price shall be reduced by the amount of such deficiency. For purposes of this Agreement, Inventory shall be valued at the lower of cost or market value, in accordance with generally accepted accounting principles; provided, that all Inventory that is not saleable or usable and all obsolete Inventory shall be written down to realizable market value. Inventory costing shall be consistent with prior year's methods (recognizing, however, that use of the same methods may result in different values when applied to identical Inventory items this year and last year), and determined using the FIFO (first-in, first-out) method of inventory accounting. Cost components shall include all direct printing, manufacturing, inbound freight charges (except for Inventory consisting of Addison Wesley Longman titles for which such charges shall not apply), reprint plates, assembly costs and purchase costs when completed books are purchased from third parties. Inventory costs shall not include the cost of plant activity, such as artwork, composition, typesetting, plate on first printings, and other non-recurring pre-reproduction costs. In the case of Inventory held by third parties, such as depositories, Pearson will provide Buyer with the most recent depository settlement report and related detailed reconciliation to the Sellers' perpetual records, and activity reports from the date of such depository report to the Closing Date. Within five Business Days of completion of verification of Inventory shipped to Buyer and verification of the value of Inventory held by third parties, Pearson will pay to Buyer the amount of any shortfall, as and to the extent required by this Section 2.3(a). The amount of any such shortfall shall be treated as a reduction in the Purchase Price. If the amount of the total Inventory valuation differs from the aggregate allocation to Inventory determined according to Section 2.2 above (ignoring the inventory valuation breakdown by category for these purposes), then the amount of such allocation to Inventory shall be adjusted accordingly.

     (b) If on or prior to the Outside Consent Date Pearson has not secured all of the required consents to the assignment to Buyer of any Retained Title, then, with respect to each such Retained Title for which such consent has not been obtained, Pearson shall pay Buyer the amount set forth with respect to such Retained Title on Schedule 2.3(b) hereto. Any such amount shall be treated as a reduction in the Purchase Price and shall be paid by Pearson to the Buyer within five Business Days following final determination that any such amount is due. Pearson and Buyer shall promptly adjust the allocation of the Purchase Price to the Purchased Assets to reflect any such payment.

                                   ARTICLE III
                                     CLOSING

     Section III.1 Time and Place. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178 at such time and on such date as Buyer and Pearson may agree (the "Closing Date"), but in no event later than two Business Days following receipt of the approval described in Section 3.4(ii); provided, however, that if such second Business Day would be prior to April 23, 1999, and if on such second Business Day there are still any Retained Titles for which a required consent has not been obtained, then the Closing Date shall be postponed until the earlier of April 23, 1999 or the first Business Day after all such consents have been obtained.

               Section III.2 Deliveries by Pearson. At the Closing, Pearson shall deliver to Buyer the following:

               (i) With respect to the Purchased Assets to be sold by a particular Seller, a Bill of Sale, substantially in the form of Exhibit A hereto, that has been executed by such Seller;

               (ii) With respect to the Purchased Assets to be sold by a particular Seller, an Assignment and Assumption Agreement, substantially in the form of Exhibit B hereto, that has been executed by such Seller;

               (iii) Trademark License Agreements, substantially in the form of Exhibit C hereto, that have been executed by Pearson and certain of its Affiliates;

               (iv) A Trademark Sublicense Agreement, substantially in the form of Exhibit D hereto, that has been executed by Pearson;

               (v) With respect to the Purchased Assets to be sold by a particular Seller, an Assignment of Copyright, substantially in the form of Exhibit E, that has been executed by such Seller; and

               (vi) A Production Services Agreement, substantially in the form of Exhibit F hereto, that has been executed by Pearson.

               Section III.3 Deliveries by Buyer. At the Closing, Buyer shall deliver to Pearson the following:

               (i) The payment of the Purchase  Price as provided for in Section
          2.1 hereof;

               (ii) Counterparts to each of the Assignment and Assumption Agreements contemplated by clause (ii) of Section 3.2, substantially in the form of Exhibit B hereto, that have been executed by Buyer;

               (iii) Counterparts to each of the Trademark License Agreements contemplated by clause (ii) of Section 3.2, substantially in the form of Exhibit C hereto, that have been executed by Buyer;

               (iv) A Trademark Sublicense Agreement, substantially in the form of Exhibit D hereto, that has been executed by Buyer; and

               (v) A Production Services Agreement, substantially in the form of Exhibit F hereto, that has been executed by Buyer.

               Section III.4 Conditions to Closing. The obligations of Buyer and Pearson to consummate the transactions contemplated hereby are subject to the following conditions:

               (i) No restraining order or injunction shall have been issued by any governmental authority that prevents the transactions contemplated by this Agreement;

               (ii) The United States Department of Justice shall have approved this Agreement and the transactions contemplated hereby, all as contemplated by the Final Judgment in United States of America v. Pearson plc et al. (D.D.C., Case No. 98 2836); and

               (iii) Each party shall have delivered to the other party all of the items specified to be delivered by such first party in Sections
          3.2 and 3.3, above.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PEARSON

     Section IV.1 Due Incorporation and Qualification. Pearson is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. Each of Pearson and each Seller has all necessary corporate power and authority to own its assets, properties and rights and to carry on its business as now being conducted.

     Section IV.2 Authority to Execute and Perform Agreements.

     (a) As of the Closing Date, Pearson will have all necessary power, authority and approval to enter into this Agreement and the Closing Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Pearson of this Agreement and the Closing Agreements to which Pearson is a party, the performance by Pearson of its obligations hereunder and thereunder and the consummation by Pearson of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Pearson. This Agreement has been, and upon their execution such Closing Agreements will be, duly executed and delivered by Pearson, and assuming the due authorization, execution and delivery of this Agreement and each of the Closing Agreements by Buyer, this Agreement constitutes, and upon execution by Pearson, each such Closing Agreement will constitute, the legal, valid and binding obligation of Pearson enforceable against Pearson in accordance with its terms. Assuming all consents, approvals, authorizations and other actions described in Section 4.7 and Schedule 6.14(b) have been obtained, and except as may result from any facts or circumstances relating solely to Buyer or its Affiliates, the execution, delivery and performance by Pearson of this Agreement and the Closing Agreements to which it is a party, do not and will not: (i) violate or conflict with Pearson's Certificate of Incorporation or By-Laws; (ii) violate any material law, statute, rule or regulation to which Pearson is subject or any material writ, injunction, judgment or decree applicable to Pearson; or (iii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation or imposition of (or the obligation to create or impose) any lien, security interest, or charge or encumbrance upon any of the Purchased Assets, pursuant to any contract, license or other instrument to which Pearson or any of its Affiliates is a party or by which any of such Purchased Assets is bound or affected, except in any such case in (ii) or (iii) above as would not have a material adverse effect on any particular Text and its related Ancillaries taken as a whole. From the date hereof through the Closing Date, Pearson shall control each of the Sellers.

     (b) As of the Closing Date, each Seller will have all necessary power, authority and approval to enter into the Closing Agreements to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each Seller of the Closing Agreements to which it is a party, the performance by such Seller of its obligations thereunder and the consummation by such Seller of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of such Seller. Upon their execution, such Closing Agreements will be duly executed and delivered by such Seller, and assuming the due authorization, execution and delivery of each of the Closing Agreements by Buyer, upon execution by such Seller, each such Closing Agreement will constitute a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms. Assuming all consents, approvals, authorizations and other actions described in Section 4.7 and
Schedule 6.14(b) have been obtained, and except as may result from any facts or circumstances relating to Buyer or its Affiliates, the execution, delivery and performance by each Seller of the Closing Agreements to which it is a party do not and will not: (i) violate or conflict with such Seller's Certificate of Incorporation or By-Laws; (ii) violate any material law, statute, rule or regulation to which such Seller is subject or any material writ, injunction, judgment or decree applicable to such Seller; or (iii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation or imposition of (or the obligation to create or impose) any lien, security interest, or charge or incumbence upon any of the Purchased Assets, pursuant to any contract, license or other instrument to which Pearson or any of its Affiliates is a party or by which any of such Purchased Assets is bound or affected, except in any such case in (ii) or (iii) above as would not have a material adverse effect on any particular Text and its related Ancillaries taken as a whole.

     Section IV.3 Advances. Schedule 4.3 completely and correctly lists, as of the date hereof, all outstanding unrecouped advances made to authors or other parties under the Assigned Contracts. Except as set forth on Schedule 4.3, there are no advances or other similar payments due or to become due to any authors or other parties (other than royalties based upon the number of units actually sold) under any of the Assigned Contracts, in any case in excess of $5,000 per author or other party, as the case may be.

     Section IV.4 Title and Liens. A Seller owns outright and has good title to all of the assets, properties and rights included in the Purchased Assets, in each case free and clear of any lien or other encumbrance, other than Permitted Liens and other than liens or encumbrances that do not have a material adverse effect on the Title or Titles that are subject to such lien or encumbrance.

     Section IV.5 Brokers' or Finders' Fee. Except for fees and commissions which will be paid by Pearson or the Sellers, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Closing Agreements based upon arrangements made by or on behalf of Pearson or the Sellers.

     Section IV.6 Agreements and Contracts. Schedule 4.6 attached hereto contains a complete list, as of the date hereof, of each Assigned Contract (other than Assigned Contracts that are permissions): (a) by which a Seller is bound or to which a Seller is a party and which is either (i) an author contract for a Text, (ii) a contract granting subsidiary foreign language rights with respect to a Text, (iii) a royalty bearing contract with respect to a Text or an Ancillary, (iv) an English language adaptation contract for a Text or (v) any other contract (including, without limitation, software development contracts) with respect to a Text or an Ancillary; and (b) under the terms of which a Seller (assuming the Closing did not occur) would be required to pay or otherwise give consideration of more than $5,000 during the calendar year ended December 31, 1999 or more than $20,000 in the aggregate over the remaining term of such Assigned Contract (excluding amounts payable as royalties other than as a guarantee or minimum). Notwithstanding the foregoing, Schedule 4.6 does not (and will not when revised in accordance with the next succeeding sentence) list all outstanding production purchase orders or other production contracts for production work that will be furnished by Pearson or Sellers to the Buyer under the Production Services Agreement, and such purchase orders or other contracts not so listed shall not be deemed to be Assigned Contracts but shall remain the obligation of the respective Seller which entered into them, such purchase orders and other contracts to be dealt with as provided in the Production Services Agreement. Within 15 Business Days following the Closing Date, Seller will deliver to Buyer a revised Schedule 4.6 that contains a complete list, as of the Closing Date, of all of the Assigned Contracts (other than Assigned Contracts that are permissions) by which a Seller is bound or to which a Seller is a party under the terms of which a Seller (assuming the Closing did not occur) would be required to pay or otherwise give consideration of more than $5,000 during the calendar year ended December 31, 1999 or more than $20,000 in the aggregate over the remaining term of such Assigned Contract (excluding amounts payable as royalties other than as a guarantee or minimum). Except as would not have a material adverse effect on the Title or Titles that are the subject of such Assigned Contract, each Assigned Contract is valid and binding on such Seller and is in full force and effect and such Seller is not in breach or default under any such contract. Except as listed on Schedule 6.14(b), there are no Assigned Contracts that are reasonably necessary to publish the Titles and that contain a prohibition on assignment by the Seller, other than prohibitions in certain author contracts that apply in circumstances that Pearson and Buyer agree are not applicable to this transaction. Notwithstanding the foregoing, there is no representation or warranty as to any assignment of permissions to use materials from the works of third parties that are contained in the Titles.

     Section IV.7 Consents and Approvals. Other than (i) the approval of the United States Department of Justice contemplated by Section 3.4(ii) above, (ii) where failure to obtain such consent, approval, authorization or action or to make such filing or notification would not prevent Pearson from performing any of its material obligations under this Agreement or any other agreement or instrument to be executed or delivered by Pearson or a Seller hereunder, or
(iii) as may be necessary as a result of any facts or circumstances relating solely to Buyer or its Affiliates, no order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority (a "Governmental Authority") is required to authorize, or is required in connection with, the execution, delivery and performance by Pearson of this Agreement, or any other agreement or instrument to be executed or delivered by Pearson or a Seller hereunder.

     Section IV.8 Inventory. Promptly, but in no event more than fifteen Business Days, after the Closing Date, Pearson will cause each Seller to deliver to Buyer a Schedule 4.8, containing a complete and accurate list of the Inventory by location, including the unit cost of each of the Titles, as of the Closing Date, and an indication of the provision for reserves by Title; provided, that information with respect to Inventory held by a third party shall be provided within fifteen Business Days after receipt by such Seller of such information. Other than the Inventory subject to write down pursuant to Section 2.3(a), the finished Inventory is salable or usable in the ordinary course of business and is not materially in excess of the normal purchasing patterns of Pearson or the Sellers as they relate to the Titles.

     Section IV.9 Litigation. Except as set forth on Schedule 4.9, there is no litigation or judicial, administrative or arbitration proceeding pending or, to the Knowledge of Pearson, threatened in writing against or affecting Pearson (or any Affiliate of Pearson) with respect to the Purchased Assets or that would materially impair the ability of the Sellers to sell the Purchased Assets to the Buyer as contemplated by this Agreement.

     Section IV.10 Copyrights and Trademarks. Except as contemplated by the next succeeding sentence and except as may be reserved to authors under the author contracts for the Texts or Ancillaries, a Seller owns all copyrights (or is the exclusive copyright licensee throughout the world) and trademarks (other than the Pearson Trademarks, as such term is defined in Section 7.1(a) below) used solely and directly with respect to the Titles including the artwork contained therein, free and clear of any material claim, lien or encumbrance or right of any third party. With respect to any and all copyrightable material contained in the Titles, copyright of which is not owned by a Seller, such Seller has obtained and possesses all necessary consents and permissions from the copyright proprietors for the publication, sale, distribution and other exploitation of such material, except where the failure to obtain any such consents or permissions would not have a material adverse effect upon any particular Text and its related Ancillaries taken as a whole.

     Section IV.11 No Infringement. To the Knowledge of Pearson, none of the Titles contains (i) any libelous material or infringes any trade name, trademark or copyright or (ii) any obscene material or injurious formulas (giving due consideration to the reasonably contemplated uses of the Titles by the intended readers or users thereof). Except as set forth on Schedule 4.11, to the Knowledge of Pearson, there is no (i) notice of any claim of any other Person relating to the infringement of the intellectual property rights of such Person by any of the Titles or (ii) any basis for any such valid claim.

     Section IV.12 Compliance. Pearson has complied in all material respects with all federal, state, county, local and foreign laws, ordinances, regulations, orders, judgments, injunctions, awards or decrees applicable to the Purchased Assets and has not received any notice of violation of any of the foregoing.

     Section IV.13 Sales  Information.  The Net Sales  information  contained in
Schedule 4.13 for the fiscal years ending December 31, 1997 and December 31, 1998 for those Titles listed on such Schedule 4.13 was prepared from the books and records of the Sellers and, to the Knowledge of Pearson, is accurate in all material respects. For purposes of such Schedule, "Net Sales" as applied to a particular Title, means total sales of such Title, net of actual returns, rebates and discounts.

     Section IV.14 Environmental. To the Knowledge of Pearson, there are no Environmental Liabilities or claims under any applicable Environmental Laws with respect to the Purchased Assets.

     Section IV.15 Exclusivity of Representations. THE REPRESENTATIONS AND WARRANTIES MADE BY PEARSON IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES. PEARSON HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PREDICTIONS OR SUPPLEMENTAL DATA).


                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Pearson as follows:

     Section V.1 Incorporation and Authority of the Buyer. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all necessary corporate power and authority to own its assets, properties and rights and to carry on its business as now being conducted. As of the Closing Date, the Buyer will have all necessary power, authority and approval to enter into this Agreement and the Closing Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Closing Agreements by the Buyer, the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement has been, and upon their execution the Closing Agreements will be, duly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery by Pearson or its Affiliates) this Agreement constitutes, and upon their execution the Closing Agreements will constitute, legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their terms.

     Section V.2 No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 5.3 have been obtained, and except as may result from any facts or circumstances related solely to Pearson or any of its Affiliates, the execution, delivery and performance of this Agreement and the Closing Agreements by the Buyer do not and will not: (a) violate or conflict with the certificate of incorporation, other constitutive documents or By-laws (or other similar applicable documents) of the Buyer, (b) violate any material law, statute, rule or regulation to which Buyer is subject or any material writ, injunction, judgment or decree applicable to Buyer or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation or imposition of (or the obligation to create or impose) any lien, security interest, charge or encumbrance on any of the material assets of the Buyer pursuant to, any contract, license or other instrument to which the Buyer or any of its Affiliates is a party or by which any of such assets is bound or affected, except in any such case in (b) or (c) above as would not materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement or any of the Closing Agreements.

     Section V.3 Consents and Approvals. The execution and delivery of this Agreement and each Closing Agreement by the Buyer do not, and the performance of this Agreement and each Closing Agreement by the Buyer will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) the approval of the United States Department of Justice contemplated by Section 3.4(ii) above, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent the Buyer from performing any of its material obligations under this Agreement and the Closing Agreements and (c) as may be necessary as a result of any facts or circumstances relating solely to Pearson or its Affiliates.

     Section V.4 Absence of Litigation. No action, litigation, claim or proceeding is pending or, to the knowledge of the Buyer, threatened before any Governmental Authority which seeks to delay or prevent or which would materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement or any of the Closing Agreements.

     Section V.5 Financial Ability.

     (a)  The  Buyer  has  cash  or  has  existing   borrowing   facilities   or
unconditional, binding firm commitments that are sufficient to enable it to consummate the transactions contemplated by this Agreement. The Buyer has provided true and correct copies of any such facilities and commitments to the Seller. The financing required to consummate the transactions contemplated by this Agreement is collectively referred to as the "Financing". The conditions to the Financing have each been satisfied and the Financing will be available on a timely basis to enable Buyer to consummate the transactions contemplated by this Agreement.

     (b) The Buyer has a net worth that is greater than $100 million.

     Section V.6 Brokers. Except for fees and commissions which will be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Closing Agreements based upon arrangements made by or on behalf of the Buyer.


                                   ARTICLE VI
                            COVENANTS AND AGREEMENTS

     The parties covenant and agree as follows:

     Section VI.1 Access to Information and Materials. Between the date of this Agreement and the Closing Date, Pearson shall cause each Seller to give Buyer and its attorneys, accountants and other representatives and agents access, during normal business hours and on reasonable notice, to the Editorial and Production Employees (as such terms is defined below) and to all books and business, editorial and financial records, reports and documents of such Seller relating to the Titles as Buyer may request, all for the purpose of effecting an orderly transfer at the Closing of the Purchased Assets. Buyer and Pearson acknowledge and agree that no Seller shall be required to provide any such access to people, information and/or materials and Pearson shall not be in breach of this Agreement to the extent that such access would: (i) materially interfere in the operation of the business of producing, publishing, selling and distributing the Titles; or (ii) cause Pearson or any Seller to be in breach of any confidentiality restrictions applicable to it.

     Section VI.2 Conduct of Business. (a) Except as otherwise provided in this Agreement or as consented to by Buyer in writing, between the date of this Agreement and the Closing Date, Pearson shall cause each Seller to operate its business relating to the Titles only in the ordinary course of business, including, without limitation, making significant customers aware, all in accordance with Sellers' past practices, of any new editions of the Titles that are forthcoming. Between the date of this Agreement and the Closing Date, Pearson shall cause each Seller to use commercially reasonable efforts to cause all work on the Titles listed on Schedule 6.2(a) that are currently scheduled for publication in 1999 to continue on schedule to meet their scheduled bound book dates as set forth with respect to each such Title on Schedule 6.2(a).

     (b) Pearson shall cause each Seller to use commercially reasonable efforts to preserve its existing relationships with all parties to the Assigned Contracts, including without limitation authors, vendors, suppliers and customers, and to preserve the good will and value of the Titles.

     (c) Buyer and Pearson acknowledge and agree that in fulfilling Pearson's obligations under this Section 6.2, neither Pearson nor any Seller shall be required to make any special payment to any party, including, without limitation, any of the Editorial and Production Employees or any party to any of the Assigned Contracts.

     Section VI.3 Inventory; Manufacturing Materials. Promptly following the Closing Date, Pearson shall use commercially reasonable efforts to cause, and in any event within 15 Business Days following the Closing Date Pearson shall cause, each Seller to provide to Buyer a list of printers, typesetters, prep houses, art studios and other vendors used by such Seller in the storage, production and manufacture of the Titles, identifying with reasonable specificity all film, plates, typesetting files, art files, photoscans, custom publishing files and similar materials included in the Purchased Assets that are transferred to Buyer on the Closing Date and that are in the possession of such printers and vendors. Within 15 Business Days following the Closing Date, Pearson shall cause each Seller to notify in writing, with a copy to Buyer, each printer or other party who has custody of any Inventory or any other materials included in the Purchased Assets transferred to Buyer on the Closing Date that ownership of such Inventory and materials has been transferred to Buyer and that such Inventory and materials are to be held subject to the direction of Buyer.

     Section VI.4 Expenses of Sale. Each of the parties shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby except as provided in Section 6.10.

     Section VI.5 Orders. As of the Closing Date, each Seller and its Affiliates will cease to ship copies of the Titles to its customers (except as contemplated by the first sentence of Section 6.8) and will forward or refer to Buyer all orders for the Titles received thereafter. Promptly after the Closing Date, each Seller will provide Buyer with a list of all unshipped orders and all back orders, as of the Closing Date. Except as to orders for Titles that are still Retained Titles after the Outside Consent Date (which orders shall be solely for Pearson's account), each Seller's orders for Titles from customers that are unshipped as of the Closing Date shall become Buyer's orders and any income or profit relating thereto shall be for the account of Buyer. All amounts received by either party for sales of Titles that are shipped before the Closing Date shall be for the account of the appropriate Seller and if received by Buyer shall be promptly paid to Pearson on such Seller's behalf. Except as to orders for Titles that are still Retained Titles after the Outside Consent Date (which orders shall be solely for Pearson's account), all amounts received by either party for Titles that are shipped on or after the Closing Date shall be for the account of Buyer and if received by Pearson or any Seller shall be promptly paid over to the Buyer. For a period of one year from the Closing Date, Pearson shall cause the Sellers to place a customer notification message into those order processing systems managed by Pearson or any of its Affiliates on behalf of such Sellers such that (i) all customers inquiring about the Titles via telephone or mail order will be notified that such Titles may be ordered from Buyer and (ii) customers shall be given ordering instructions provided by Buyer. Except as to orders for Titles that are still Retained Titles after the Outside Consent Date (which orders shall be solely for Pearson's account), during such period, any order received by Pearson or its Affiliates for any Title shall be immediately forwarded to Buyer.

     Section VI.6 Returns. (a) After the Closing Date, Pearson shall cause each Seller to accept all returns of copies of the Titles and to pay refunds to customers in connection therewith for all such copies that arose from orders shipped by Pearson or any Seller prior to the Closing Date, in each case, subject to and in accordance with Pearson's nationally publicized returns policy and provided that such returns are in salable or usable condition. Buyer agrees to purchase all such returns from each Seller, valued using such Seller's practices in effect on the Closing Date. All such returns that are to be purchased by Buyer shall be delivered F.O.B. Seller's warehouse. After the Closing Date, Buyer shall accept all returns of copies of the Titles and shall pay refunds to customers in connection therewith (and Buyer shall bill Pearson for the amounts of any such refunds in connection with copies shipped by Pearson prior to the Closing Date). If any Seller receives any returns of Titles for which Buyer is responsible pursuant to this Section 6.6, Pearson shall cause such Seller to ship all such returns, at Buyer's expense, to such destination as Buyer shall direct or to destroy such returns if Buyer requests destruction in lieu of such shipment.

     (b) Buyer covenants and agrees that for all orders of Titles shipped on or after the Closing Date, Buyer shall place an identifying sticker on all of the Inventory for purposes of determining which sales have been shipped by Pearson or by any Seller prior to the Closing Date or shipped on or after the Closing Date. The parties hereto agree that if Buyer has complied at all times with the covenant contained in this Section 6.6(b), then the presence or absence of such a sticker on any returns of copies of the Titles after the Closing Date shall be deemed proof of whether such sales were shipped by Pearson or any Seller prior to the Closing Date or shipped on or after the Closing Date.

     (c) Notwithstanding the provisions of Sections 6.6(a), Buyer shall not be required to purchase any returns from Pearson (i) for any Title that has been superseded because a more recent edition of such Title has been published, or
(ii) any return that is not in a saleable or useable condition, in Buyer's reasonable judgment, or (iii) is overstock under Seller's accounting standards.

     (d) Buyer will pay to Pearson from time to time amounts equal to the appropriate royalty reversals allocable to any returns for which Pearson or any Seller is responsible pursuant to this Section 6.6.

     Section VI.7 Deliveries. Except as otherwise contemplated by the Production Services Agreement, (a) within 15 Business Days following the Closing Date in the case of domestic Inventory and within 20 Business Days following the Closing Date in the case of all other Inventory, Pearson will cause each Seller to ship to Buyer, at Buyer's expense and in accordance with Buyer's instructions, the entire Inventory (including Inventory in the possession of Pearson's and Sellers' Affiliates), other than Inventory located at a third party and other than Inventory that relates to a Title that is still a Retained Title after the Outside Consent Date (which Inventory shall be retained by the relevant Seller for all purposes of this Agreement), and (b) as soon as reasonably practicable after the Closing Date but in any event within 15 Business Days following the Closing Date, Pearson will cause each Seller to ship to Buyer, at Buyer's expense and in accordance with Buyer's instructions, all books and records in such Seller's possession relating solely to the Titles (excluding Titles that are still Retained Titles after the Outside Consent Date), including, without limitation the following items relating to each Title that is not a Retained Title after the Outside Consent Date: (i) the Assigned Contracts; (ii) any existing manuscripts of all Titles; (iii) editorial, production (including, without limitation, photoscans, illustrations files, typesetting files, files for custom published products and other work-in-process materials), manufacturing, subsidiary rights, correspondence and permission files; (iv) computer generated customer lists and recent sales history worldwide; (v) copyright and trademark registration certificates and any related application files; and (vi) records and other data exclusively related to sales of the Titles, including, but not limited to, royalty payments and author advances and payments due under the Assigned Contracts; provided, that Pearson shall provide the royalty files to Buyer only after Pearson has completed using such files for purposes of making royalty payments required to be made by Pearson on or prior to June 30, 1999 and until Pearson provides such royalty files to Buyer, Pearson shall provide Buyer with such information contained within such files as Buyer may reasonably request. Notwithstanding the foregoing, at Buyer's request, Pearson has agreed to cause the Sellers not to ship any Inventory to Buyer prior to May 11, 1999, except as follows: (i) Pearson will cause the Sellers to ship to Buyer 50 copies of each of the Titles (to the extent that there are 50 copies of each of the Titles within the Inventory) as promptly as reasonably possible following the Closing, and (ii) Pearson will cause the Sellers to use commercially reasonable efforts to ship to Buyer prior to May 11, 1999 any other Inventory which Buyer may identify from time to time. Pearson shall cause each Seller to comply with such reasonable instructions concerning packaging and labeling as Buyer may request. Risk of loss with respect to Inventory shall remain with Pearson until such Inventory is delivered to Buyer or its designated shipper.

     Section VI.8 Post-Closing Sales. Buyer will use commercially reasonable efforts to provide to Pearson the gross and net unit and dollar sales information (on a monthly basis for domestic sales; and quarterly, if available, for international sales, or otherwise for international sales, as soon as possible after September 30, 1999 (and in any event prior to November 30, 1999)), in each case broken down by Title and customer (including, if applicable, by account, with respect to wholesalers, bookstores and other institutional customers; and identifying the educational institution to which each sale was attributable, if such information is then known to Buyer), for sales of Titles made during each month, or portion thereof, occurring on or after the Closing Date through September 30, 1999. Pearson acknowledges that all such information shall be subject to the confidentiality provisions of Article VIII hereof and shall be used by Pearson and the Sellers solely for the purposes of calculating sales commissions to be paid to their respective employees and, if applicable, independent sales representatives.

     Section VI.9 Certain Expenses. Except as provided in Section 1.1 above, Buyer shall have no liability for and Seller shall pay all amounts with respect to (i) development, production and manufacturing work and/or services that have been actually performed before the Closing Date, whether or not Seller has received invoices for such work and/or services and (ii) all royalties that have been incurred from the sale of any Titles that are shipped before the Closing Date.

     Section VI.10 Payment of Transfer Taxes. Any and all taxes resulting from the sale, assignment, transfer and delivery hereunder of the Purchased Assets shall be paid by the party upon whom the law imposes primary liability for the taxes.

     Section VI.11 Employees. At the Closing, Pearson shall cause each of the Sellers to identify to Purchaser those employees of the Seller primarily responsible for the editorial content of any of the Titles or the production, design, layout, sale or marketing of any of the Titles ("Editorial and Production Employees"). Buyer is and shall be under no obligation to extend employment offers to any Editorial and Production Employees or other employees of Pearson and Sellers. For a period of six months following the Closing, Pearson will cause the Sellers to use commercially reasonable efforts to make any Editorial and Production Employee who remains employed by such Sellers available to Buyer for consultation at such mutually convenient times and places as may be agreed by the parties. Buyer shall reimburse Pearson for all out of pocket expenses incurred by Pearson or such Editorial and Production Employees in connection therewith. Buyer and Pearson acknowledge and agree that in fulfilling Pearson's obligations under this Section 6.11, neither Pearson nor any Seller shall be required to make any special payment to any party, including any of the Editorial and Production Employees.

     Section VI.12 Work-in-Process. Schedule 6.12 sets forth the name of each vendor and other supplier who was engaged in performing work in connection with the Titles as of March 15, 1999, along with a brief description of the nature of such work. Promptly following the Closing Date, Pearson will cause each Seller to request all vendors or other suppliers who are currently performing or who have performed work of any kind in connection with the Titles, in each case for which Pearson and the Sellers will remain liable pursuant to Section 1.2, to submit bills to each Seller for the amounts payable by such Seller pursuant to
Section 1.2.

     Section VI.13 Distribution Rights. Promptly following the execution of this Agreement, Pearson will cause the relevant Seller or Sellers to enter into an agreement for the distribution by Buyer of: (a) the multimedia software program Marieb (ADAM) ISBN 0805396489, which Buyer shall be entitled to distribute through September 30, 2000 but only on a bundled basis with Titles by Gerard Tortora and (b) Microbiology Perspectives: A Color Atlas by Wistoreich which Buyer shall be entitled to distribute through September 30, 2000 but only on a bundled basis with Titles by Black. Buyer agrees to pay to Seller $20.25 per item for the Marieb (ADAM) product, out of which Seller shall pay any royalties. (In this regard, the distribution agreement will provide that Buyer may purchase from Seller copies of the Interactive Physiology Instructors' Guide CD that relates to the Marieb (ADAM) Product, at unit cost plus shipping and handling, or a total per copy price of approximately $5.00; there is currently no Seller ISBN for this item.) The distribution agreement also shall provide (in keeping with Seller's obligations to ADAM) that the Buyer may not distribute the Marieb
(ADAM) product other than to the higher education market (excluding Allied Health, and graduate schools other than nursing schools) and the secondary school science market (grades 7-12). ("Allied Health" means those academic disciplines encompassed by and associated with, but not limited to, medical and/or dental technology careers and therapeutic careers; examples would include medical records technology, dental hygiene, dental assistants, occupational therapy and radiology technology.) Buyer agrees to pay to Seller for each copy of the Wistoreich product an amount equal to Seller's per unit inventory cost plus not less than $1.52 per copy for author's royalty; provided, that if Buyer shall at any time sell that product for more than an attributed bundled price of $15.24, then (i) Buyer shall promptly notify Seller of same and of all subsequent price changes by Buyer, (ii) Seller shall then notify Buyer of any higher per copy royalty owing to the author, and (iii) Buyer shall thereafter pay to Seller such increased per copy amount with respect to author royalties.

     Section VI.14 Regulatory and Other Authorizations; Consents.

     (a) The Buyer shall use commercially reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of all federal, state and local and foreign regulatory bodies and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Closing Agreements and the transfer and sale of the Purchased Assets to Buyer, and Pearson will and will cause each of the Sellers to cooperate with the Buyer in promptly seeking to obtain all such authorizations, consents, orders and approvals; it being understood that neither Pearson nor any Seller shall be required to pay any fees or other payments to any such regulatory bodies or officials in order to obtain any such authorization, consent, order or approval (other than normal filing fees). None of Pearson, the Sellers or Buyer will take any action that would have the effect of delaying, impairing or impeding the receipt of any required approvals.

     (b) Pearson agrees to use commercially reasonable efforts to obtain all required consents to the assignment to Buyer of the contracts listed on Schedule 6.14(b) hereto; provided, that Pearson shall not be obligated to pay any compensation or give any other consideration to obtain any such consent. If requested to do so by Pearson, Buyer will assist Pearson in those efforts by making Buyer's staff (including, without limitation, editorial, production and sales and marketing personnel) available to consult with authors and by appropriate written communications with authors. The Buyer agrees to use commercially reasonable efforts to obtain all other consents and approvals that Pearson and the Buyer agree are required in connection with the transactions contemplated by this Agreement and the Closing Agreements and Pearson shall cause each Seller to cooperate with the Buyer in obtaining such other consents and approvals; provided, however, that neither Pearson nor any Seller shall be required to compensate any third party to obtain any such consent or approval. Prior to Closing, Buyer shall not communicate, orally or in writing, with any author of any of the Titles without obtaining the prior approval of Pearson, which approval shall not be unreasonably withheld or delayed. Pearson shall be entitled to participate in all such communications. Pearson and Buyer shall use all commercially reasonable efforts to obtain the consent of the United States Department of Justice to the transactions contemplated hereby in connection with the Final Judgment in United States of America v. Pearson plc et al. (D.D.C., Case No. 98 2836) as promptly as possible following the date hereof and in any event no later than the Final Transfer Date. Pearson and Buyer agree to be bound by the terms thereof.

     Section VI.15 Further Assurances.

     (a) From and after the Closing Date, each of the parties hereto shall, and shall cause its Affiliates to, execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the Closing Agreements and give effect to the transactions contemplated hereby and thereby. Without limiting the foregoing, from and after the Closing, (i) Pearson shall and shall cause each of the Sellers to do all things necessary, proper or advisable under applicable Laws as requested by Buyer to put the Buyer in effective possession, ownership and control of the Purchased Assets and the Buyer shall cooperate with Pearson and the Sellers for that purpose and (ii) the Buyer shall do all things necessary, proper or advisable under applicable Laws as requested by Pearson to put Pearson (or such other Person as Pearson shall indicate) in effective possession, ownership and control of all assets not included within the Purchased Assets (including, without limitation, all assets relating to (i) any of Pearson's or any of its Affiliates' titles other than the Titles or (ii) any Retained Title that does not cease to be a Retained Title on or prior to the Outside Consent Date) and Pearson shall cooperate with the Buyer for that purpose. All cash and other remittances, mail and other communications relating to the Purchased Assets received by Pearson or any Seller shall be promptly turned over to the Buyer by Pearson or such Seller. All cash and other remittances, mail and other communications relating to any business of Pearson, any Seller or Viacom not included within the Purchased Assets that are received by the Buyer shall be promptly turned over to Pearson (or such other Person as Pearson shall indicate) by the Buyer.

     (b) Pearson shall have the right to retain copies of all books and records relating to the Titles and the Purchased Assets for all periods ending on or prior to the Closing Date. For a period of ten years from the date hereof, the Buyer shall maintain all books and records of the Titles and the Purchased Assets relating to periods ending on or prior to the Closing Date and shall make them, and any individuals responsible for the preparation and maintenance of such books and records, available to Pearson as may be requested by Pearson from time to time, including, without limitation, in connection with any action, case or proceeding by or against Pearson. If at any time after the Closing, Pearson requires a copy of any such book or record, it shall have the right to promptly obtain a copy thereof (at Pearson's cost) from the Buyer. Buyer also shall make such books, records and individuals available to Viacom to enable Pearson to comply with its obligations to Viacom under the Viacom Stock Purchase Agreement.

     Section VI.16 Closing Agreements. On the Closing Date, Pearson and Buyer shall execute and deliver (or, in the case of Pearson, shall cause one or more of its Affiliates to execute and deliver) each of the Closing Agreements to which it is a party.


                                   ARTICLE VII
                       LICENSES BETWEEN PEARSON AND BUYER

     Section VII.1 Trademark Licenses.

     (a) At the Closing, one or more Affiliates of Pearson and Buyer shall enter into trademark license agreements substantially in the form of Exhibit C hereto (the "Trademark License Agreements") with respect to the trademarks and trade names to be licensed pursuant to such Trademark License Agreements (the "Seller Trademarks").

     (b) At the Closing, Pearson and Buyer shall enter into a sublicense agreement substantially in the form of Exhibit D hereto (the "Sublicense
Agreement") with respect to the trademarks and trade names to be sublicensed pursuant to such Sublicense Agreement (the "Corporate Trademarks" and, together with the Seller Trademarks, the "Pearson Trademarks").

     Section VII.2 Artwork, Etc.

     (a) To the extent that any artwork or other materials owned by any Seller are incorporated in the Titles, but are not being used exclusively in connection with the Titles and therefore are not part of the Purchased Assets, Pearson shall cause such Seller to enter into such non-exclusive, royalty-free licenses or other agreements as may be necessary and appropriate to permit the continued use by Buyer of such materials in the current and all future editions of the Titles, in each case as and to the extent now used therein. All such materials owned by Seller and incorporated in the current published editions of the Titles are either acknowledged in those editions as being used by permission (and, in any case, such permissioned materials that are owned by a Seller do not constitute a material part of any Title), or such materials are listed on
Schedule 7.2(a).

     (b) Buyer agrees that following the Closing, the appropriate Seller of the Titles listed on Schedule 7.2(b) or one or more of its Affiliates, as the case may be, hereto may continue to use, in the current edition (including all unpublished editions that are in production on the Closing Date) and, except as stated to the contrary on Schedule 7.2(b), all future editions of the other respective publications of the Seller or such Affiliate, as the case may be, that are listed on such Schedule 7.2(b), the materials generally described on
Schedule 7.2(b) that are part of the Titles listed thereon but are also used in said other respective publications of the Seller or such Affiliate, as the case may be. At the Closing, and from time to time thereafter as may be reasonably requested by any Seller, Buyer and the Sellers (or their respective Affiliates) will enter into such confirmatory non-exclusive, royalty free licenses or other agreements as may be necessary and appropriate to permit such continued use by any such Seller (or its Affiliates).

     Section VII.3 Websites and Other Media. Pearson and Buyer agree that all content of Titles that is included in any Seller's websites or CD/Rom or other software Ancillaries is part of the Purchased Assets, and that such content shall therefore be provided to Buyer. Buyer acknowledges and agrees that no part of any such website or CD/Rom or other software Ancillary that is not used solely in connection with the Title pertaining to that website or CD/Rom or other software Ancillary shall be part of the Purchased Assets, including in such exclusion, without limitation, any computer programming that is proprietary to a Seller, Pearson, their respective Affiliates or any third party. Notwithstanding the foregoing, Pearson agrees that (i) if solely because a Title has been written in such a way that it references a so-called Prentice Hall Companion Website and it is not reasonably practical for the Buyer to substitute its own website for such Companion Website within a reasonable time after the Closing and without material loss of functionality of the website to customers for the Title, then Pearson will cause the Seller to continue to maintain that Companion Website and allow access thereto by Buyer's customers who purchase that Title, for the life of the current edition of that Title and (ii) if a computerized test bank has been marketed or supplied in connection with a Title and it is not reasonably practical for the Buyer to substitute its own computerized test bank within a reasonable time after the Closing and without material loss of functionality to customers, then Pearson will cause the Seller to license Buyer to distribute such computerized test bank for the life of the current edition of that Title.


                                  ARTICLE VIII
                                 CONFIDENTIALITY

     Section VIII.1 Confidentiality.

     (a) For a period of three years after the date of this Agreement, Buyer shall, and shall cause its Affiliates and their respective officers, directors, employees and advisors (collectively, "Recipients") to, keep confidential any information relating to the Titles, the Retained Titles that do not cease to be Retained Titles on or prior to the Outside Consent Date, Pearson and the Sellers, in each case except for any such information that (i) is available to the public on the date hereof, (ii) thereafter becomes available to the public other than as a result of a disclosure by Buyer or any of its Recipients, or
(iii) is or becomes available to Buyer or any of its Recipients on a non-confidential basis from a source that to Buyer's or such Recipient's knowledge is not prohibited from disclosing such information to Buyer or such Recipient by a legal, contractual or fiduciary obligation to any other Person. Notwithstanding the foregoing, after the Closing Date, Buyer's obligation of confidentiality under this Section 8.1(a) shall be limited only to information relating to Pearson and the Sellers other than as such information directly and solely relates to the Purchased Assets; provided, that Buyer shall be entitled to use and disclose any such information in connection with any action, case or proceeding by or against Buyer or any of its Affiliates.

     (b) From and after the date of this Agreement, Buyer shall, and shall cause its Recipients to, keep confidential any information relating to Viacom, the Viacom Stock Purchase Agreement and related ancillary agreements, except for any such information that (i) is available to the public on the date hereof, (ii) thereafter becomes available to the public other than as a result of a disclosure by Buyer or any of its Recipients or (iii) is or becomes available to Buyer or any of its Recipients on a non-confidential basis from a source that to Buyer's or Recipient's knowledge is not prohibited from disclosing such information to Buyer or such Recipient by a legal, contractual or fiduciary obligation to any other Person.

     (c) For a period of three years after the Closing Date, Pearson shall, and shall cause the Sellers and their respective Affiliates and their respective Recipients to, keep confidential any information relating to the Titles and the Purchased Assets, except for any such information that (i) is available to the public on the Closing Date, (ii) thereafter become available to the public other than as a result of a disclosure by Pearson, the Sellers or any of their respective Recipients or (iii) is or becomes available to Pearson, the Sellers or any of their respective Recipients on a non-confidential basis from a source that to Pearson's, such Seller's or such Recipient's knowledge is not prohibited from disclosing such information to Pearson, such Seller or such Recipient by a legal, contractual or fiduciary obligation to any other Person; provided, that Pearson or any Seller shall be entitled to use and disclose any such information in connection with any action, case or proceeding by or against Pearson, any Seller or any of their respective Affiliates.

     (d) Should Pearson, Buyer, any Seller or any of their respective Recipients be required to disclose any such information in response to a court order or as otherwise required by law or administrative process, such entity shall (i) prior to the Closing Date, inform Pearson or (ii) subsequent to the Closing Date, inform Pearson in the case of information relating to Viacom, the Viacom Stock Purchase Agreement or any related ancillary agreements or inform Buyer in the case of information relating to the Titles or the Purchased Assets, in each case in writing, of such request or obligation as soon as possible after such entity is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by the party then entitled to the benefit of these confidentiality provisions.

     (e) Notwithstanding the foregoing, each of Buyer and Pearson acknowledges that the other is in the business of providing books similar to those included in the Titles and that the other party's use of general industry expertise, consultants, suppliers, producers, and technology, and such other party's knowledge of customers, suppliers, producers and consultants, shall not be a violation of the terms of this Section 8.1.


                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

     Section IX.1 Termination. This Agreement may be terminated at any time prior to the Closing (except as limited as to time in paragraph (b) below):

               (a) by the mutual written consent of Pearson and the Buyer;

               (b) by either party if the Closing shall not have occurred prior to the Final Transfer Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a party if such party's failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

               (c) by either party in the event a condition set forth in Section
          3.4 becomes incapable of being fulfilled;

               (d) by either party in the event of the issuance of a final, nonappealable governmental order materially restraining or prohibiting the transactions contemplated herein; or

               (e) by Buyer in the event of a breach by Pearson of a representation or warranty or covenant contained herein where (i) such breach has a material adverse effect on the Purchased Assets taken as a whole or prevents Pearson from performing any of its material obligations under this Agreement and (ii) Pearson fails to cure such breach within five Business Days after notice thereof by Buyer to Pearson.

     Section IX.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except as set forth in Section 6.4 and in Articles VIII, XI and XII; provided, however, that nothing herein shall relieve either Pearson or the Buyer from liability for any breach of this Agreement or failure to perform hereunder.

     Section IX.3 Waiver. At any time prior to the Closing, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                                    ARTICLE X
                                 INDEMNIFICATION

     Section X.1 Indemnification by the Buyer.

     (a) Subject to Section 11.1 hereof, the Buyer shall indemnify, defend and hold harmless Pearson, the Sellers, their respective Affiliates and any other Person that is party to any of the Closing Agreements and their respective employees, officers, agents and directors (collectively, the "Seller Indemnified Parties") against and reimburse each Seller Indemnified Party for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any action brought by any Governmental Authority or other Person) including reasonable attorneys' and consultants' fees and expenses and other legal costs and expenses reasonably incurred in prosecution, investigation, remediation, defense or settlement (collectively, "Losses"), that such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

               (i) the inaccuracy of any representations and warranties made by the Buyer or any of its Affiliates in this Agreement or any of the Closing Agreements; (ii) any failure by the Buyer or any of its Affiliates to perform any of its covenants or agreements under this Agreement or any of the Closing Agreements; or

               (iii) any claim or cause of action by any party arising on or after the Closing Date against any Seller Indemnified Party with respect to the Purchased Assets, except for any claims with respect to which the Seller is obligated to indemnify the Buyer Indemnified Parties under Section 10.2 hereof.

               (b) Notwithstanding any other provision to the contrary, the Buyer shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against or reimburse any Seller Indemnified Party for any Losses pursuant to subclause (i) or (ii) of Section 10.1(a), (i) with respect to any claim, unless such claim involves Losses in excess of $5,000 (nor shall such item be applied to or considered for purposes of calculating the aggregate amount of the Seller Indemnified Parties' Losses for purposes of clause (iii) hereof), (ii) unless Pearson has notified the Buyer in writing in accordance with Section 10.3(a) of a pending or threatened claim with respect to such matters within the applicable survival period set forth in Section 11.1 and (iii) until the aggregate amount of the Seller Indemnified Parties' Losses exceeds $100,000, after which Buyer shall be obligated for all Losses of the Seller Indemnified Parties only in excess of such amount.

         Section X.2       Indemnification by Pearson.

               (a) Subject to Section  11.1  hereof,  Pearson  shall  indemnify, defend and hold harmless the Buyer, its Affiliates and their respective employees, officers, agents and directors (collectively, the "Buyer Indemnified Parties") against, and reimburse any Buyer Indemnified Party for, any and all Losses that such Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

               (i) the inaccuracy of any representations and warranties made by Pearson or any of its Affiliates in this Agreement or any of the Closing Agreements; or

               (ii) any failure by Pearson or any of its Affiliates to perform any of its covenants or agreements under this Agreement or any of the Closing Agreements.

               (b) Notwithstanding any other provision of Section 10.2(a) to the contrary, Pearson shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party against or reimburse any Buyer Indemnified Party for any Losses pursuant to Section 10.2(a), (i) with respect to any claim, unless such claim involves Losses in excess of $5,000 (nor shall such item be applied to or considered for purposes of calculating the aggregate amount of the Buyer Indemnified Parties' Losses for purposes of clause (iii) hereof), (ii) unless the Buyer has notified Pearson in writing in accordance with Section 10.3(a) of a pending or threatened claim with respect to such matters within the applicable survival period set forth in Section 11.1, and (iii) until the aggregate amount of the Buyer Indemnified Parties' Losses exceeds $400,000, after which Pearson shall be obligated for all Losses of the Buyer Indemnified Parties only in excess of such amount; provided, however, that the cumulative indemnification obligation of Pearson under this Article X in respect of Section 10.2(a) shall in no event exceed the Purchase Price.

     Section X.3 Notification of Claims.

     (a) A party that may be entitled to be indemnified pursuant to Section 10.1 or 10.2 (the "Indemnified Party") shall promptly notify the party liable for such indemnification (the "Indemnifying Party") in writing of any pending or threatened claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except and only to the extent that the Indemnifying Party is materially prejudiced by such failure. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article X within 45 days after the receipt of written notice thereof from the Indemnified Party.

     (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 10.3(a), and if such claim or demand relates to a pending or threatened claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges to the Indemnified Party is a claim or demand for which it must indemnify, defend and hold harmless the Indemnified Party against or reimburse the Indemnified Party for under
Section 10.1 or 10.2, then the Indemnifying Party shall have the right to defend such claim or demand and if it elects to defend such claim or demand, it shall employ counsel reasonably acceptable to the Indemnified Party to defend such claim or demand that has been asserted against the Indemnified Party. The Indemnified Party and the Indemnifying Party shall each have the right to participate in the defense of any claim or demand for which it is not controlling the defense, at its own expense. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under
Section 10.03(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified
Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by the Indemnifying Party for its use in defending any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so. The Indemnifying Party shall not settle or compromise any such claim or demand, unless the Indemnified Party is given a full and complete release of any and all liability by all relevant parties relating thereto.

     Section X.4 Exclusive Remedies.

     (a) Following the Closing, except for performance of the obligations set forth in Sections 3.2, 3.3, 7.2 and 8.1, the Seller and the Buyer acknowledge and agree that the indemnification provisions of Sections 10.1 and 10.2 shall be the sole and exclusive remedies of the Seller and the Buyer, respectively, for any breach of the representations or warranties herein or nonperformance of any covenants and agreements herein of the other party.

     (b) Subject to the Buyer's right to indemnification pursuant to Section 10.2, from and after the Closing Date, (i) the Buyer shall fully release the Seller Indemnified Parties and Viacom, its Affiliates and their respective employees, officers and directors (the "Viacom Indemnified Parties") from any Environmental Liability incurred by the Buyer, its parents, Subsidiaries, divisions and Affiliates, their predecessors, successors and assigns, and their officers, directors, employees and agents; and (ii) the Buyer hereby waives on its behalf and on behalf of its parents, Subsidiaries, divisions and Affiliates, their predecessors, successors and assigns, and their officers, directors, employees and agents, to the fullest extent permitted under applicable law, any claim or remedy against the Seller Indemnified Parties or the Viacom Indemnified Parties now or hereafter available under any applicable Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act or any similar federal or state law, whether or not in existence on the date hereof.

     Section X.5 Certain Adjustments. For all purposes of this Article X, "Losses" shall be net of the estimated present value of any tax benefits received by or accruing to the Indemnified Party.


                                   ARTICLE XI
                               GENERAL PROVISIONS

     Section XI.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of Pearson and the Buyer contained in or made pursuant to this Agreement and the Closing Agreements or in any certificate furnished pursuant hereto or thereto shall terminate at the Closing, except that (a) the representations and warranties made in Article IV and Article V shall survive in full force and effect until December 31, 2000, except for the representations and warranties made in Section 4.4, which shall survive indefinitely, (b) the covenants and agreements made in this Agreement or any of the Closing Agreements that are to be performed in whole or in part subsequent to the Closing Date and that do not, by their terms, expire on a date certain, and in Section 6.15 and in Article VIII of this Agreement shall survive in full force and effect until 60 days following the expiration of any applicable statute of limitations and otherwise, indefinitely,
(c) the covenants and agreements made in Sections 3.2 and 3.3 shall survive in full force and effect until such time as fully complied with and (d) the covenants and agreements made in this Agreement or any of the Closing Agreements that are to be performed in whole or in part subsequent to the Closing Date and that, by their terms, expire on a date certain, shall survive until such date certain.

     Section XI.2 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by or is under common Control with such specified Person.

     "Assignments of Copyright" means each of the assignments of copyright to be executed by the Sellers at Closing substantially in the form of Exhibit E hereto.

     "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

     "Closing Agreements" means the Bills of Sale, the Assignment and Assumption
Agreements,   the  Trademark  License  Agreements,   the  Trademark   Sublicense
Agreement, the Production Services Agreement and the Assignments of Copyright.

     "Control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "Controlled" shall have a correlative meaning.

     "Environmental  Law" means any Law relating to pollution or  protection  of
the  environment,  including  the  use,  handling,  transportation,   treatment,
storage, disposal, release or discharge of Hazardous Materials.

     "Environmental Liability" means any claim or demand, order, suit, obligation, liability, cost (including the cost of any investigation, testing, compliance or remedial action), damages (consequential or direct), loss or expense (including reasonable attorneys' and consultants' fees and expenses) arising out of, relating to or resulting from any environmental matter or condition and related in any way to the Purchased Assets, the Titles or this Agreement or its subject matter, in each case whether arising or incurred before, on or after the Closing Date.

     "Final Transfer Date" means the later of (i) April 23, 1999, or (ii) if the Department of Justice has granted a request by Pearson for an extension of time beyond April 23, 1999 during which to divest the Titles pursuant to the terms of the Stipulation and Order in the case referred to in Section 3.4(ii) of this Agreement, such later extended date.

     "Hazardous Material" means (a) petroleum, petroleum products, by products or breakdown products, radioactive materials, friable asbestos or polychlorinated biphenyls, and (b) any chemical, material or substance defined or regulated as toxic or as a pollutant, contaminant or waste under any Environmental Law.

     "Inventory Target Amount" means $1,300,000 minus the value of all Inventory that relates to a Title that is a Retained Title after the Outside Consent Date.

     "Knowledge of Pearson" or "Pearson's Knowledge" means the actual knowledge of the managerial employees (either operational or financial) or in-house counsel of Pearson and/or its Affiliates responsible for the relevant discipline in the relevant publishing unit.

     "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

     "Lien" means any mortgage, deed or trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.

     "Outside Consent Date" means April 22, 1999; provided, that if the Final Transfer Date is extended beyond April 23, 1999, then "Outside Consent Date" means the date which is the later of April 22, 1999 or the date that is one week before the Final Transfer Date.

     "Permitted Liens" means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings;
(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law for amounts not yet due;
(c) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security; and (d) Liens incurred in the ordinary course of business securing obligations or liabilities which are not individually or in the aggregate material to the relevant asset.

     "Person"  means  any  natural  person,   general  or  limited  partnership,
corporation, limited liability company, firm, association or other legal entity.

     "Production Services Agreement" means the Production Services Agreement to be executed by Pearson and Buyer at the Closing substantially in the form of Exhibit F hereto.

     "Retained Title" means a Title for which a consent to the assignment to Buyer is required as listed on Schedule 6.14(b) if that consent has not been obtained by the Closing; provided, that any such Title shall cease to be a Retained Title if such consent is obtained by the Outside Consent Date.

     "Tax" or "Taxes" means all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

     "Viacom" means Viacom International Inc., a Delaware corporation.

     "Viacom Stock Purchase Agreement" means the Stock Purchase Agreement, dated as of May 17, 1998 as amended by Amendment No. 1 thereto, dated as of November 25, 1998, among Viacom, Pearson plc, a corporation organized under the laws of the United Kingdom, and Pearson.

                                   ARTICLE XII
                                  MISCELLANEOUS

     Section XII.1 Notices. Any notice, request, instruction, demand, waiver or other document deemed by either Pearson or Buyer to be necessary or desirable to be given to the other hereunder must be in writing and will be deemed given when received if such notice, request, instruction, demand, waiver or other document is delivered in person or by overnight courier service or is mailed by certified or registered mail, postage prepaid, with return receipt requested, or sent by facsimile transmission with receipt confirmed, to the following persons and addresses:

                  (a)      If to Buyer:        John Wiley & Sons, Inc.
                                               605 Third Avenue
                                               New York, NY 10158
                                               Attention: Timothy B. King
                                               Fax:  212-850-6307

                           with a copy to:     John Wiley & Sons, Inc.
                                               605 Third Avenue
                                               New York, NY 10158
                                               Attention: Judith Aisen
                                               Fax:  212-850-6500

                  (b)      If to Pearson:      Pearson Inc.
                                               c/o Pearson Education, Inc.
                                               One Lake Street
                                               Upper Saddle River, NJ 07458
                                               Attention: Robert Dancy
                                               Fax:  201-818-8749

                           with a copy to:     Morgan, Lewis & Bockius LLP
                                               101 Park Avenue
                                               New York, NY 10178
                                               Attention: Charles E. Engros, Jr.
                                               Fax: 212-309-6273

Pearson or Buyer, as the case may be, may change the persons and addresses set forth above at any time by a notice forwarded in accordance with the provisions of this Section 12.1.

     Section XII.2 Announcements. Any announcements or press releases by either party relating to this Agreement and the Closing Agreements and the transactions contemplated hereby and thereby shall be approved in advance by the other party.

     Section XII.3 Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise except that Pearson may assign any or all of its rights and obligations under this Agreement to any of its Affiliates; provided, that no such assignment shall release Pearson from any liability or obligation to perform hereunder.

     Section XII.4 Amendment, Modification or Waiver. Except as otherwise specifically provided herein, this Agreement may not be amended, modified, or terminated in any manner except by an instrument in writing executed by both Pearson and Buyer. A waiver of any of the terms or provisions of this Agreement may be effected only by an instrument in writing, executed by the party to be bound by such waiver. No waiver of a breach of, or default under, any term or provision contained herein will be deemed to be a waiver of such term or provision or of any subsequent breach or default of the same or a similar nature.

     Section XII.5 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Closing Agreements constitute the entire agreement between Pearson and Buyer with respect to its subject matter and supersede any and all prior agreements, arrangements or understandings between Pearson and Buyer.

     Section XII.6 Headings. The headings contained herein are for convenience of reference only, do not form a part hereof and in no way modify, interpret, or construe the intentions of Pearson and Buyer.

     Section XII.7 No Third-Party Beneficiaries. Except as provided in Article X, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section XII.8 Sections and Schedules. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosure for all other Sections and Schedules of this Agreement.

         Section XII.9 Governing Law; Submission to Jurisdiction, Waivers. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. Each of Pearson and the Buyer agrees that any dispute relating to or arising from this Agreement or any of the Closing Agreements or the transactions contemplated hereby or thereby shall be resolved only in the Courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of Pearson and the Buyer hereby irrevocably and unconditionally:

               (i) submits for itself and its property in any legal suit, action or proceeding relating to this Agreement or any of the Closing Agreements or the transactions contemplated hereby or thereby, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court;

               (ii) consents that any such suit, action or proceeding may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

               (iii) agrees that service of process in any such suit, action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 12.1; and

               (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by New York law.

     Section XII.10 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

     Section XII.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

     Section XII.12 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed to be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                  PEARSON INC.

                                         By:_________________________________
                                                      Name:
                                                      Title:

                                               JOHN WILEY & SONS, INC.


                                         By:_________________________________
                                                       Name:
                                                       Title: